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                                                                    EXHIBIT 99.2

[Logo of System Software Associates, Inc. Appears Here]         NEWS RELEASE
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Corporate Headquarters
500 West Madison - Chicago, Illinois, U.S.A. 60661 - Telephone: (312)258-6000-
Facsimile: (312) 474-7500

            SSA Announces Restated Financial Results for 1994, 1995

        CHICAGO--Jan. 7, 1997--System Software Associates, Inc.
(NASDAQ: SSAX) announced today the restatement of its 1994 and 1995 results.
        The restatement of fiscal 1994 reflects the reversal of $10.1 million in revenues from a software contract originally recognized by the Company in the third quarter of fiscal 1994.
        The fiscal 1995 financial statements have been restated to reflect the reversal of revenues primarily with respect to two items. The first item involved $5.0 million in revenues originally recognized in the third quarter of fiscal 1995 from the final two installment payments of a four installment payment contract. $1.6 million of the revenue from these installments has been recognized in fiscal 1996. The second item involved $15.0 million in revenue originally recognized in the third and fourth quarters of fiscal 1995 from two related Latin America reseller agreements. Revenues reversed in 1995 and not recorded in 1996 will be booked in subsequent periods.
        The Company has restated its fiscal 1994 and 1995 financial statements after lengthy discussions between the Company and Price Waterhouse LLP ("PW"), the Company's former independent public accountants. The restatements reflect the resolution of disagreements between the Company and PW as to the appropriate accounting with respect to the items in question.
        As a result of the restatement of fiscal 1994, the Company reported revenues of $324.3 million and net income of $10.0 million in fiscal 1994, compared to revenues of $334.4 million and net income of $15.4 million, as originally reported. As a result of the restatement of fiscal 1995, the Company reported revenues of $374.1 million and net of $26.6 million in fiscal 1995, compared to revenues of $394.4 million and net income of $34.1 million as originally reported.

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

                        Selected Financial Data
                         Original Presentation
                 (in millions, except per share data)


                            Three Months Ended                       Year Ended
1994                January 31   April 30    July 31    October 31   October 31
                    ----------   --------    -------    ----------   ----------
Revenues
 License Fees            $45.4      $49.2      $63.1        $81.8       $239.5
 Client Services
  and other               21.0       22.8       23.1         28.0         94.9
                    ----------   --------    -------    ----------   ----------
Total Revenue            $66.4      $72.0      $86.2       $109.8       $334.4
                    ==========   ========    =======    ==========   ==========
 Income Before
 Income Taxes and
 Minority Interest        $1.7       $3.8       $8.1        $10.2        $23.8
Net Income                $1.2       $2.6       $5.4         $6.2        $15.4
Earnings
 Per Share               $0.03      $0.07      $0.13        $0.15        $0.38
Stockholders
 Equity                  $98.9     $101.7     $107.3       $114.7       $114.7


                        Selected Financial Data
                         Restated Presentation
                 (in millions, except per share data)


                            Three Months Ended                       Year Ended
1994                January 31   April 30    July 31    October 31   October 31
                    ----------   --------    -------    ----------   ----------
Revenues
 License Fees            $45.4      $49.2      $53.3        $81.8       $229.7
 Client Services
   and other              21.0       22.8       22.8         28.0         94.6
                    ----------   --------    -------    ----------   ----------
Total Revenue            $66.4      $72.0      $76.1       $109.8       $324.3
                    ==========   ========    =======    ==========   ==========

Income Before
 Income Taxes and
 Minority Interest        $1.7       $3.8       (0.3)       $10.2        $15.4
Net Income                $1.2       $2.6      $ -0-         $6.2        $10.0
Earnings
 Per Share               $0.03      $0.07      $0.00        $0.15        $0.25
Stockholders
 Equity                  $98.9     $101.7     $101.9       $109.3       $109.3

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

                        Selected Financial Data
                         Original Presentation
                 (in millions, except per share data)


                            Three Months Ended                       Year Ended
1995                January 31   April 30    July 31    October 31   October 31
                    ----------   --------    -------    ----------   ----------
Revenues
 License Fees            $49.0      $52.1      $72.3        $96.6       $270.0
 Client Services
  and other               28.4       32.2       32.7         31.1        124.4
                    ----------   --------    -------    ----------   ----------
Total Revenue            $77.4      $84.3     $105.0       $127.7       $394.4
                    ==========   ========    =======    ==========   ==========
 Income Before
 Income Taxes and
 Minority Interest        $2.9       $6.5      $17.3        $25.7        $52.4
Net Income                $1.8       $4.2      $11.2        $16.9        $34.1
Earnings
 Per Share               $0.05      $0.10      $0.27        $0.39        $0.81
Stockholders
 Equity                 $114.1     $120.0     $133.2       $156.3       $156.3


                        Selected Financial Data
                         Restated Presentation
                 (in millions, except per share data)


                            Three Months Ended                       Year Ended
1995                January 31   April 30    July 31    October 31   October 31
                    ----------   --------    -------    ----------   ----------
Revenues
 License Fees            $49.0      $52.1      $57.3        $91.6       $250.0
 Client Services
   and other              28.4       32.2       32.4         31.1        124.1
                    ----------   --------    -------    ----------   ----------
Total Revenue            $77.4      $84.3      $89.7       $122.7       $374.1
                    ==========   ========    =======    ==========   ==========

Income Before
 Income Taxes and
 Minority Interest        $2.9       $6.5       $8.3        $23.2        $40.9
Net Income                $1.8       $4.2       $5.3        $15.3        $26.6
Earnings
 Per Share               $0.05      $0.10      $0.13        $0.35        $0.63
Stockholders
 Equity                 $108.7     $114.6     $121.9       $143.4       $143.4


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        The industry leader in the continuing evolution of distributed object software, SSA is the top provider of cost-effective business enterprise information systems to the industrial sector worldwide. SSA's product line BPCS Client/Server provides business process re-engineering and integration of all operations, including multi-mode manufacturing processes, supply chain management, and global financial solutions. The BPCS Client/Server solution delivers unparalleled agility, interoperability and reconfigurability to meet changing market demands in its comprehensive product suite. The distributed object computing architecture of BPCS Client/Server provides the benefits of next generation technology in conformance with industry standards. SSA and its business partners provide full implementation support for BPCS Client/Server in over 70 countries.

        CONTACT:  System Software Associates, Inc.
                  Investor Relations: Joseph J. Skadra, 312/258-6000 Corporate Contact: Roger E. Covey, 312/258-6000 rec@ssax.com